EXHIBIT 16.1

                         Madsen & Associates, CPA's Inc.
                           684 East Vine St., Suite 3
                               Murray, Utah 84107


May 25, 2005

Securities and Exchange Commission
450 5th Street, N.W.
Washington, D.C. 20549

Ladies and Gentlemen:

We have read and agree with the comments in Item 4.01 of Form 8-K of Lighten Up Enterprises International, Inc. dated May 25, 2005

/s/ Madsen & Associates, CPA's Inc.

Madsen & Associates, CPA's Inc.
Murray, Utah